Exhibit 99.1

EFT BioTech Announces Appointment of Two Additional Members to the Board of Directors

City of Industry CA (PR Newswire Aug 10, 2009) EFT BioTech Holdings, Inc. (OTC: EFTB.PK)

EFT BioTech Holdings, Inc., a Nevada corporation and an e-Business company serving consumers with EFTB’s “Made in the USA” neutraceuticals, health and beauty products through its proprietary online business platform, is pleased to announce today that the Company has filled its two vacancies on the Board of Directors after conducting extensive due diligence.

EFT has appointed Mssrs. Jerry B. Lewin and Visman Chow to occupy the remaining two seats on their Board of Directors. Mr. Lewin currently holds the position of Senior Vice President of Field Operations North America for Hyatt Hotel Corporation. Mr. Lewin is responsible for, and oversees the operation of 23 Hyatt Hotels throughout the East Coast and Canada including the Flag Ship Hotel, Grand Hyatt New York in Mid-Town Manhattan. Mr. Lewin also serves on several boards and foundations including the New York City Hotel Association and the New York Law Enforcement Foundation.

Mr. Chow, an accomplished banking executive with over 20 years banking and financial experience currently serves as Chief Lending Officer and board member at Universal Bank. From 1979 to 1983 Mr. Chow was with Union Bank where he managed a commercial real estate portfolio of approximately $50 million. Mr. Chow then went on to become President of Unieast Financial Corporation prior to his current position.

“Rounding out our board of directors with such accomplished individuals is a testament to the confidence in direction our company is heading”. Stated Jack Qin, President & Chief Executive Officer of EFT BioTech. “We have now established our five-person Board of Directors with two company officers and three outside independent directors to help guide EFT to a common goal of future success.”

About EFT BioTech Holdings. Inc.

EFT BioTech Holdings, Inc. is a Nevada corporation which conducts its business through wholly owned subsidiaries and various vested interests. EFT is a worldwide business-to-consumer marketing company utilizing a large individual membership base to sell proprietary personal products and other unique services. With headquarters in southern California, the Company services members primarily in Asia, Eastern Europe, and Latin America. The Company anticipates the advent of new products and services further fueling future growth.

Safe Harbor for Forward-Looking Statements

This release may contain forward-looking statements. Investors are encouraged to carefully review regulatory filings prior to investment consideration.  Past performance is no guarantee of future success or that there cannot be losses or business interruption. The Company is in a rapid growth sector that may or may not continue to grow in the future and therefore poses risks that may be different than other investments. Management regularly provides news and additional information believed to be true and accurate at the time of dissemination but has no requirement to modify, comment or change in the future should circumstance change or information prove to be inaccurate for any reason.  Additionally, the Company makes every effort to comply with all applicable laws and regulatory concerns but cannot assure investors of any material changes outside of their best efforts.

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Edward Carter
Director of Investor Relations
702-561-1790